PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
February 12, 2008	(804) 217-5897

DYNEX CAPITAL, INC.  ANNOUNCES
 FOURTH QUARTER AND ANNUAL 2007 RESULTS

Dynex Capital, Inc. (NYSE: DX) reported net income to common shareholders of $0.6 million for the fourth quarter of 2007, or $0.05 per common share, and $4.9 million, or $0.40 per common share, for the full year.  Net income to common shareholders and net income per common share for the same periods in 2006 were $1.3 million, or $0.11 per common share, and $0.9 million, or $0.07 per common share, respectively.

Book value per common share was $8.22 at December 31, 2007, versus $7.78 at December 31, 2006, an increase of 5.7% for the year.  Adjusted common equity book value, a non-GAAP measure reflecting investment assets and related borrowings at their fair values based on anticipated cash flows from the assets less the associated cash requirements for the borrowings and discounted at estimated market rates, was $8.00 per common share at December 31, 2007.  A reconciliation of common equity book value to adjusted common equity book value per share is included at the end of this press release.

The Company has scheduled a conference call for Wednesday, February 13, 2008, at 10:00 A.M. EST, to discuss the fourth quarter and annual results. Investors may participate in the call by dialing 1-800-920-2983.

Discussion of Fourth Quarter Results

Fourth quarter 2007 results include a loss on investment in joint venture of $1.2 million reflecting primarily mark-to-market adjustments on a derivative instrument held by the Company’s joint venture.  The $1.2 million loss included a non-cash fair value adjustment of $1.6 million, which represents the Company’s proportionate share of the write-down of the fair value of the joint venture’s call option on a pool of approximately $200 million of commercial mortgage loans. The write-down resulted from the widening of credit spreads which occurred across the entire commercial mortgage backed securities market.  With the fair value adjustment the Company’s remaining exposure to further write-downs is limited to $0.2 million.

The Company reported net interest income on its investment portfolio of $2.8 million for the fourth quarter of 2007 and $10.7 million for the year, versus $3.1 million and $11.1 million, respectively for the same periods in 2006.  Net interest spread on investments was 1.79% for the quarter, versus 2.00% for the same period last year.  Overall, net interest spread was 1.68% for the year, versus 0.50% for 2006.

Net interest income after provision for loan losses was $2.7 million for the quarter compared to $3.1 million for the same period in 2006.  For the year, net interest income after provision for loan losses was $12.0 million versus $11.1 million for 2006.  During 2007, the Company recaptured $1.3 million of reserves previously provided for loan losses, principally as a result of improved securitized mortgage loan performance.  At December 31, 2007, the Company had no delinquent commercial mortgage loans in its investment portfolio.  There was one delinquent commercial loan with a balance of $1.4 million collateralizing commercial mortgage backed securities held by the joint venture.

Gain on sale of investments of $0.7 million for fourth quarter of 2007 was primarily related to gains from the sale of investments in equity instruments of certain publicly-traded mortgage REITs.  Subsequent to year-end, the Company sold the majority of its remaining investment in the equity securities of other publicly-traded mortgage REITs resulting in a gain on the sale of approximately $2.4 million.

General and administrative expenses were $0.9 million for the quarter and $4.0 million for the year, versus $1.0 million and $4.5 million for the same periods in 2006.  General and administrative expenses for 2006 include expenses related to tax lien collection operations which were closed in 2007.

Balance Sheet

Total assets were $374.8 million at December 31, 2007 compared to $466.6 million at December 31, 2006.  Investments declined from $403.6 million at December 31, 2006 to $333.7 million at the end of 2007.  The decline in investments was primarily related to unscheduled principal payments received on securitized mortgage loans and a decrease in investment in joint venture offset by an increase in securities.  Securitized mortgage loans consisted of $190.6 million of commercial mortgage loans and $87.9 million of single-family mortgage loans.  The commercial mortgage loans were principally originated in 1997 and 1998, and none of the loans were delinquent at December 31, 2007.  The single-family mortgage loans were originated primarily from 1992-1997 and over the last several years credit performance on these loans has been exceptional. Investment in joint venture declined as a result of the cash receipt of an $18.2 million distribution from the joint venture during the third quarter of 2007.  The increase in securities was primarily related to the purchase of equity and debt securities of $14.0 million during the latter part of 2007 and the purchase of $6.7 million of MBS in the fourth quarter.  These increases were offset by the receipt of $3.1 million of principal on the Company’s existing securities and the sale of $2.7 million of equity securities during 2007.  Subsequent to year-end, a subsidiary of the Company completed the sale of most of its remaining investment in delinquent property tax liens for $1.625 million.

Total liabilities decreased from $330.0 million at December 31, 2006 to $232.8 million at December 31, 2007.  Securitization financing declined $7.2 million, primarily as a result of payments on the financing of $40.5 million during the year, which were partially offset by the reissuance in the last quarter of 2007 of a previously redeemed securitization financing bond with a par value of $36.1 million for net proceeds of approximately $35.3 million.  Repurchase agreements declined to $4.6 million at the end of 2007 compared to $96.0 million at the end of 2006, as the Company repaid recourse debt during the year from available cash and the reissuance of a previously redeemed securitization financing bond.

Shareholders’ equity increased to $141.9 million at December 31, 2007 from $136.5 million at December 31, 2006, an increase of $5.4 million, primarily as a result of net income to common shareholders during the year.  The Company had a modest improvement in equity from an increase in accumulated other comprehensive income from its available for sale investment portfolio.  The Company is largely insulated from the recent industry mark-to-market adjustments given the nature of its investment assets.

Discussion

Thomas Akin, Chairman and Chief Executive Officer, stated, “While 2007 was a tumultuous year for many specialty finance companies, it was a very good year for us.  Our conservative asset acquisition strategy and balance sheet management was validated by the events of 2007.  We grew book value by over 5%, our stock was up 25%, and we reported our best results in terms of net income to common shareholders in nearly a decade.  Last week, the Company declared a dividend of $0.10 per common share, the first common dividend declared by the Company since the third quarter of 1998.  The Board desires to put the Company back on the path of paying a quarterly dividend even though we have a net operating loss carryforward which we could use to offset our REIT distribution requirements.  Although our initial quarterly dividend is set at $0.10 per common share, we hope to be able to increase this amount in the future as we deploy our capital during the year.”

Mr. Akin continued, “I am pleased to announce that we have entered into a relationship with Boston Capital Advisors, Inc., a firm headed by Byron Boston to help us implement a strategy for investing in agency MBS.  With the Federal Reserve having reduced the federal funds target rate 225 basis points since last summer and 125 basis points since year end, we believe the timing is excellent for this strategy.  Byron is a 25-year veteran of the mortgage industry including previous positions at Freddie Mac as co-manager of the Mortgage Portfolio Group and at Sunset Financial Resources as Chief Investment Officer.  And as we previously announced, L2 Capital, Inc. is leading our efforts in the commercial mortgage space.  These efforts, coupled with our existing efforts on non-agency MBS, should enable us to deploy our capital over time across a diversified set of investment opportunities at attractive yields and with largely uncorrelated risk profiles.  Our initial objective, however, is to accelerate the deployment of our capital by investing in agency MBS.”

 Mr. Akin concluded, “Today Dynex is poised to take advantage of the very different and favorable investment climate.  We have the capital, the investment team and the infrastructure to succeed going forward.  For several years now, we have asked shareholders to be patient as the mortgage investment climate was clearly too risky.  It appears our concerns were well founded as we have seen hundreds of mortgage companies disappear in 2007.  We appreciate our investors’ confidence as we conserved risk capital and now look forward to building the Company on a solid investment strategy.”

Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and  values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, the impact of regulatory changes, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the period ended December 31, 2006, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except share data)

	December 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Cash and cash equivalents	$35,352	$56,880
Other assets	5,671	6,111
	41,023	62,991
Investments:
Securitized mortgage loans, net	278,463	346,304
Investment in joint venture	19,267	37,388
Securities	29,231	13,143
Other loans and investments	6,774	6,731
	333,735	403,566
	$374,758	$466,557

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Securitization financing	$204,385	$211,564
Repurchase agreements	4,612	95,978
Obligation under payment agreement	16,796	16,299
Other liabilities	7,029	6,178
	232,822	330,019

SHAREHOLDERS' EQUITY:
Preferred stock	41,749	41,749
Common stock	121	121
Additional paid-in capital	366,716	366,637
Accumulated other comprehensive income	1,093	663
Accumulated deficit	(267,743)	(272,632)
	141,936	136,538
	$374,758	$466,557

Book value per common share	$8.22	$7.78

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)

Interest income	$7,067	$8,491	$30,778	$50,449
Interest and related expense	4,266	5,404	20,095	39,362
Net interest income	2,801	3,087	10,683	11,087

(Provision for) recapture of loan losses	(70)	(37)	1,281	15

Net interest income after (provision for) recapture of loan losses	2,731	3,050	11,964	11,102

Impairment charges	-	(60)	-	(60)
Equity in (loss) earnings of joint venture	(1,169)	809	709	(852)
Loss on capitalization of joint venture	-	-	-	(1,194)
Other income (expense), net	181	(45)	(533)	617
Gain (loss) on sale of investments, net	734	(409)	755	(183)
General and administrative expenses	(907)	(1,048)	(3,996)	(4,521)

Net income	1,570	2,297	8,899	4,909
Preferred stock charge	(1,003)	(1,003)	(4,010)	(4,044)

Net income to common shareholders	$567	$1,294	$4,889	$865

Net change in net unrealized gain during the period on:
Investments classified as available-for-sale	939	249	1,040	531
Investment in joint venture	(921)	(26)	(610)	(8)
Comprehensive income	$1,588	$2,520	$9,329	$5,432

Net income per common share
Basic and diluted	$0.05	$0.11	$0.40	$0.07

Weighted average number of common shares outstanding:
Basic	12,136,262	12,131,262	12,135,495	12,140,452
Diluted	12,140,265	12,131,262	12,138,088	12,140,452

DYNEX CAPITAL, INC.
Reconciliation of Book Value to Adjusted Common Equity Book Value
 (Thousands except share data)
(unaudited)

	December 31,	December 31,
	2007	2006

Shareholders’ equity	$141,936	$136,538

Less: Preferred stock redemption value	(42,215)	(42,215)

Common equity book value	99,721	94,323

Adjustments to present amortized cost basis investments at fair value:
Securitized finance receivables, net	(2,840)	4,427
Other mortgage loans	633	776
Investment in joint venture	(420)	(868)

Adjusted common equity book value	$97,094	$98,658

Adjusted book value per common share	$8.00	$8.13